Exhibit (k)(7)

Amendment No. 4

To

Credit Agreement for Margin Financing

AMENDMENT No. 4, dated as of June 26, 2019 (this “Amendment”) to the Credit Agreement for Margin Financing, dated as of December 15, 2010 between WESTERN ASSET HIGH INCOME FUND II INC. (“Client”) and Pershing LLC (“Pershing”).

WHEREAS, Pershing and Client are parties to the Credit Agreement for Margin Financing, dated as of December 15, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement; and

WHEREAS, Pershing and Client desire to amend the Credit Agreement as set forth below.

NOW, THEREFORE, based upon the foregoing, the parties hereby agree as follows:

I.	Effective June 20, 2019, the Interest Rate section of Appendix A to the Credit Agreement shall be deleted and restated as follows:

Interest Rate:        One Month LIBOR Offered Rate plus 70 basis points

II.	Miscellaneous.

Client hereby reaffirms, represents and warrants that, both before and after giving effect to this Amendment, (a) each representation and warranty made in the Credit Agreement is true and correct in all material respects as of the date hereof and (b) represents and warrants that, both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Except as expressly amended hereby, the Credit Agreement is and shall remain in full force and effect, and no amendment in respect of any term or condition of the Credit Agreement shall be deemed to be an amendment in respect of any other term or condition contained in the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WESTERN ASSET HIGH INCOME FUND II INC.

By:	/s/ Jeanne M. Kelly
Name:	Jeanne M. Kelly
Title:	Senior Vice President

PERSHING LLC

By:	/s/ Peter R. Murphy
Name:	Peter R. Murphy
Title:	Managing Director